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Exhibit 3.6

ARTICLES OF INCORPORATION
OF
REDDY ICE CORPORATION

        FIRST.    The name of the corporation is Reddy Ice Corporation (the "Corporation").

        SECOND.    Its registered agent in the State of Nevada is located at 400 West King Street, Carson City, Nevada 89703. The name of its resident agent at that address is National Registered Agents, Inc. of NV. The Corporation may maintain offices in such other places within or without the State of Nevada as maybe from time to time designated by the Board of Directors, or by the bylaws of the Corporation, and the Corporation may conduct all corporate business of every kind, nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada, as well as within the State of Nevada.

        THIRD.    The objects for which the Corporation is formed are to engage in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

        FOURTH.    The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares of common stock of $.01 par value.

        FIFTH.    The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation, provided that the number of directors shall not be reduced to less than one. The initial Board of Directors shall be seven (7) in number.

        The names and addresses of the initial members of the Board of Directors are as follows:

Name	Address
James F. Stuart	8572 Katy Freeway, Suite 101 Houston, Texas 77024
A.J. Lewis III	5131 Broadway San Antonio, Texas 78209
Steven P. Rosenberg	11220 Grader Street, Suite 100 Dallas, Texas 75238
Richard Coonrod	5720 Smetana Drive, Suite 300 Minnetonka, Minnesota 55343
Robert G. Miller	8385 Miramar Blvd. San Diego, California 92121
Rod J. Sands	5121 Broadway San Antonio, Texas 78209
Arthur E. Biggs	3210 St. Charles Place Boca Raton, Florida 33434

        SIXTH.    The name and address of the incorporator signing the articles of incorporation is as follows:

Name	Address
Alan Schoenbaum	1500 NationsBank Plaza 300 Convent Street San Antonio, Texas 78205

        SEVENTH.    The Corporation is to have perpetual existence.

        EIGHTH.    No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

        NINTH.    The Corporation shall indemnify each director or officer of the Corporation who may be indemnified, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes ("Section 78.751"), as it may be amended from time to time, in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 78.751. In addition, the Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 78.751, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 78.751 to the extent the Board of Directors deems advisable, as permitted by such section. The Corporation shall promptly make or cause to be made any determination which Section 78.751 requires.

        TENTH.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of August 1998.

/s/ ALAN SCHOENBAUM Alan Schoenbaum, Incorporator
THE STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

        On 23rd day of August 1998, before me, a Notary Public, personally appeared Alan Schoenbaum, who acknowledged that he executed the above instrument.

/s/ LISA A. HARGRAVE Notary Public—State of Texas

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
BY RESIDENT AGENT

In the matter of Reddy Ice Corporation, National Registered Agents, Inc. of NV, with address at 400 West King Street, City of Carson City, State of Nevada, zip code 89703, hereby accepts appointment as Resident Agent for Service of Process for the above-named corporation in accordance with NRS CHAPTER 78.

National Registered Agents, Inc. of NV
By: /s/ MICHELLE ELLIS Signature of Authorized Representative of Resident Agent for Service of Process	August 17, 1998

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  Exhibit 3.6
ARTICLES OF INCORPORATION OF REDDY ICE CORPORATION
CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT